               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                          SCHEDULE 13D
                        Fourth Amendment

           Under the Securities Exchange Act of 1934*

             Allied Riser Communications Corporation
                        (Name of Issuer)

                          Common Shares
                 (Title of Class of Securities)

                            019496108
                         (CUSIP Number)

                          Gary J. Wolfe
                       Seward & Kissel LLP
                     One Battery Park Plaza
                    New York, New York  10004
                         (212)  574-1200
          (Name, address and telephone number of person
        authorized to receive notices and communications)

                        February 4, 2002
     (Date of event which requires filing of this statement)

                          Page 1 of 18

     If the filing person has previously filed a statement on
Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.d-1(g), check the following box  / /

     NOTE:   Schedules filed in paper format shall include a
signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.
----------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                          Guardfish, LLC
                          I.R.S. Identification No.: 41-2000467
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  650,618
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          650,618
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          -0-
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          1.1%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          00
-----------------------------------------------------------------

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                          Peninsula Partners, L.P.
                          I.R.S. Identification No.: 54-1967939
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  1,281,717
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          1,281,717
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          1,281,717
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          2.1%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          PN
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                          Sagamore Hill Hub Fund, Ltd.
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Cayman Islands
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  1,044,242
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          1,044,242
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          1,044,242
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          1.7%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          CO
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                          CRT Capital Group, LLC
                          I.R.S. Identification No.: 06-1386357
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS**
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Connecticut
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  785,621
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          785,621
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          785,621
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          1.3%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          00
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                          JMG Capital Partners, L.P.
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          California
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  58,556
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          58,556
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          58,556
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          .1%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          00
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                          JMG Triton Offshore Fund, Ltd.
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          British Virgin Islands
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  198,438
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          198,438
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          198,438
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          .3%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          CO
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             LC CAPITAL PARTNERS, L.P.
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  292,778
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          292,778
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          292,778
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          .5%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          PN
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             HBV Capital Management, LLC
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  125,269
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          125,269
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          125,269
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          .2%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          00
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Magten Asset Management, Corp.
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  442,420
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          1,008,457
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          1,008,457
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          1.7
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          CO
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Angelo, Gordon & Co., L.P.
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  221,210
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          221,210
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          221,210
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          .4%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          PN
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             Marketus Value Partners, L.P.
                             Tax ID No. 13-4197373
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Delaware
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                   -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                 65,062
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                         65,062
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                         65,062
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                         .1%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                         PN
-----------------------------------------------------------------

-----------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                             ANDA Partnership
                             IRS Identification No. 88-0132846
-----------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**
                                                         (a)  / /
                                                         (b)  /x/
-----------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------
     (4)  SOURCE OF FUNDS
                          WC
-----------------------------------------------------------------
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)             / /
-----------------------------------------------------------------
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                          Illinois
-----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                    -0-
-----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                  1,301,236
-----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING                 -0-
-----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                          1,301,236
-----------------------------------------------------------------
     (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
           BY EACH REPORTING PERSON
                          1,301,236
-----------------------------------------------------------------
     (12)  CHECK BOX IF THE AGGREGATE AMOUNT
           IN ROW (11) EXCLUDES CERTAIN SHARES**              /x/
-----------------------------------------------------------------
     (13)  PERCENT OF CLASS REPRESENTED
           BY AMOUNT IN ROW (11)
                          2.1%
-----------------------------------------------------------------
     (14)  TYPE OF REPORTING PERSON**
                          PN
-----------------------------------------------------------------

    This fourth amended Schedule 13D (the "Fourth Amendment") amends and supplements the Schedule 13D filed on December 6, 2001 (the "Schedule 13D") by Providence Asset Management, LLC, Peninsula Partners, L.P., Sagamore Hill Hub Fund, Ltd., CRT Capital Group, LLC, JMG Capital Partners, L.P., JMG Triton Offshore Fund, Ltd., LC Capital Partners, L.P., HBV Capital Management, LLC and Magten Asset Management, Corp., the first amended Schedule 13D ("First Amendment") filed on December 11, 2001 by the above listed entities and Angelo, Gordon & Co., L.P., and the second amended Schedule 13D ("Second Amendment") filed on December 28, 2001 by the above listed parties with Guardfish, LLC substituted for Providence Asset Management, LLC, and the third amended Schedule 13D, ("Third Amendment") filed on January 11, 2002 by the above listed entities and ANDA Partnership and Marketus Value L.P. Partners, with respect to the common shares, $.0001 par value, of Allied Riser Communications Corporation (the "Company").

    The purpose of this Fourth Amendment is to report the termination of the above listed Reporting Persons' reporting obligations under Section 13(d)(1) of the Securities Exchange Act of 1934, as amended.

    All capitalized terms used in this Fourth Amendment and not otherwise defined herein have the meaning set forth in the
Schedule 13D and the First through Third Amendments.

ITEM 1.  Security and Issuer.

    No changes.

ITEM 2.  Identity and Background.

    No changes.

ITEM 3.  Source and Amount of Funds and Other Consideration.

    No changes.

ITEM 4.  Purpose of the Transaction.

    No changes.

ITEM 5.  Interest in Securities of the Issuer.

    The following paragraph is added to Item 5:

         On February 4, 2002, the Company filed a Form 15 with The Securities and Exchange Commission certifying the termination of registration of its common shares, par value $.0001, under Section 12(g) of the Securities and Exchange

    Act of 1934, as amended (the "Securities and Exchange Act").
    Accordingly, because the Reporting Persons are no longer the beneficial owners of five percent of the Companys' equity securities registered pursuant to Section 12 of the Securities and Exchange Act, their obligations under
    Section 13(d)(1) have terminated.

ITEM 6. Contracts, arrangements, Understandings or relationships with respect to the Securities of the Issuer.

    No changes.

ITEM 7  Materials to be Filed as Exhibits.

    No changes.

                           SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 6, 2002



GUARDFISH, LLC


By: /s/ John G. Kopchik
    ___________________


PENINSULA PARTNERS, L.P.


By: /s/ R. Ted Weschler
    ___________________


SAGAMORE HILL HUB FUND, LTD


By: /s/ Steven Bloom
    ___________________



CRT CAPITAL GROUP, LLC


By: /s/ Robert Lee
    ___________________


JMG CAPITAL PARTNERS, L.P.


By: /s/ Jonathan Glaser
    ___________________


JMG TRITON OFFSHORE FUND, LTD


By: /s/ Jonathan Glaser
    ___________________

LC CAPITAL PARTNERS, LP


By: /s/ Steve Lampe
    ___________________


MAGTEN ASSET MANAGEMENT, CORP.


By: /s/ Robert Capozzi
    ___________________


HBV CAPITAL MANAGEMENT, LLC


By: /s/ George J. Konomos
    ___________________


ANGELO, GORDON & CO., LP


By: /s/ Fred Berger
    ___________________


ANDA PARTNERSHIP


By Its Partners:

 Ann Only Trust

By: /s/ Mark Slezak
    ___________________


 Ann and Descendants Trust


By: /s/ Mark Slezak
    ___________________


MARKETUS VALUE PARTNERS, LP


By: /s/ Edmund A. Hajim
    ___________________


                               18
03872001.AC8